Exhibit 99.1

Verde Bio Holdings, Inc. Announces Acquisition of Mineral and Royalty Interests

--Acquisition Includes Revenue Producing Royalty Interests in the Haynesville Shale and Marcellus Shale--

FRISCO, TEXAS, Feb. 25, 2021 (GLOBE NEWSWIRE) -- via NewMediaWire -- Verde Bio Holdings, Inc. (OTC: VBHI), a growing oil and gas Company, today announced that it has agreed to acquire revenue producing mineral and royalty interests held by a private seller for a purchase price of $150,000, in cash, subject to purchase price adjustments. Revenue amounts will be confirmed in due diligence. Closing of the interests is scheduled on or before March 5, 2021. Verde is entitled to the cash flow from production attributable to the acquisition beginning on or after February 1, 2021.

Scott Cox, Director and Chief Executive Officer of Verde Bio Holdings, said, "This is an outstanding acquisition and addition to our portfolio of high-quality, revenue producing properties. These properties add significant revenue to our portfolio through a good, balanced mix of oil and gas and provide long-lived, steady production.

“Deals like this continue to confirm and highlight our business plan of acquiring diversified mineral and royalty portfolios with the downturn of oil and gas prices,” Mr. Cox stressed. “We remain focused on executing our business plan and creating long-term value for our shareholders. Through our balanced approach of capital raising and acquisitions, we have begun to build a highly diversified portfolio of revenue producing interests and look forward to continuing to build on these through future strategic acquisitions.”

Acquisition Highlights:

Haynesville Shale highlights:

o    Natural Gas rich Haynesville Shale Mineral Interest in Desoto and Sabine Parish, Louisiana County, Texas operated by Indigo Natural Resources.

o    Six wells currently in production across the acquired acreage producing approximately $2,200 per month in revenue.

Marcellus Shale highlights:

o   Natural Gas rich Marcellus Shale Mineral Interests in Ohio County, West Virginia, operated by Southwestern Energy.

o   Three wells currently producing across the acquired acreage producing approximately $1,500 per month in revenue.

Mr. Cox continued: “We are excited about acquiring these interests as they add a balance of Natural Gas to our portfolio. We are optimistic about the future development of these assets for many years to come. With acquisitions such as these, we believe strongly in the future success of Verde Bio Holdings as a leading consolidator in the highly fragmented minerals market."

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. (OTC: VBHI), is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition of Mineral and Royalty interests in lower risk, onshore oil and gas properties within the major oil and gas plays in the U.S. The Company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic acquisition of revenue producing royalty interest and strategic and opportunistic non-operated working interests.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2018 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

Paul Knopick E & E Communications

pknopick@eandecommunications.com

940.262.3584